EXHIBIT 10.2

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of January 28, 2011, between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (“PVH” and, together with its affiliates and subsidiaries, the “Company”), and MICHAEL SHAFFER  (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company has previously entered into that Second Amended and Restated Employment Agreement with the Executive, dated as of December 23, 2008 (the “Employment Agreement”);

WHEREAS, in light of emerging best practices with respect to executive compensation, the Company has determined that it will not provide a Gross-Up Payment (as defined in the Employment Agreement) to the Executive should the Executive become subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended;

WHEREAS, to mitigate the potential adverse effect of having to pay the Excise Tax, the Company has determined to amend the Employment Agreement to provide that if the severance to be received by the Executive would subject the Executive to the Excise Tax, the Executive’s severance would be reduced by the amount required to avoid the Excise Tax if such a reduction would give the Executive a better after-tax result than if the Executive had received the full severance amount; and

WHEREAS, the parties desire to amend the Employment Agreement to effect the foregoing and make certain clerical changes to conform certain language to language used in the employment agreements of the Company’s other executive officers;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.

Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2.

Amendment of Sections 3(b)(i) and 3(f)(ii).  In order to clarify the amounts payable under Sections 3(b) and 3(f) of the Employment Agreement, Sections 3(b)(i) and 3(f)(ii) of the Employment Agreement are hereby deleted in their entirety and the following is substituted in lieu thereof.

(a)

Substitution for Section 3(b)(i).

(i)

If the Company terminates the Executive’s services without Cause or the Executive terminates his employment with the Company for Good Reason, other than during the two-year period following a Change in Control (as defined in Section 3(f)(i)(A)), the Executive shall be entitled to receive from the Company (W) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (X) all unreimbursed expenses (if any), subject to Section 2(d); (Y) an aggregate amount (the “Severance Amount”) equal to one and a half (1.5) times the sum of (1) the Base Salary plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (Z) the payment or provision of any Other Benefits.  The Severance Amount shall be paid in 36 substantially equal payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Each such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the Severance Amount would be considered “deferred compensation” under Section 409A, all payments of the Severance Amount (other than payments that satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or that are treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive's separation from service.  The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period.  Notwithstanding the foregoing, payments delayed pursuant to this six-month delay requirement shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  For purposes hereof, the Executive shall have a “separation from service” upon his death or other termination of employment for any reason.

(b)

Substitution for Section 3(f)(ii).

(i)

If within two years after the occurrence of a Change in Control, the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment for any reason other than death, Disability or Cause, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, the Executive shall be entitled to receive from the Company (A) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (B) all unreimbursed expenses (if any), subject to Section 2(d); (C) an aggregate amount equal to two times the sum of (I) the Base Salary plus (II) an amount equal to the bonus that would be payable if the “target” level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year if bonus levels have not yet been established for the year of termination); and (D) the payment or provision of any Other Benefits.  The severance amount described in clause (C) of the immediately preceding sentence shall be paid (x) in a lump sum, if the Change in Control event constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A), or (y) in 48 substantially equal payments, if the Change in Control event does not so comply with Section 409A.  The lump sum amount shall be paid, or the installment payments shall commence, as applicable, on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that the payment of such severance amount is subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a).  Any such installment payment shall be treated as a separate payment as defined under Treasury Regulation §1.409A-2(b)(2).  If the Executive is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of his “separation from service” (within the meaning of Section 409A) and if any portion of the severance amount described in clause (C) would be considered “deferred compensation” under Section 409A, such severance amount shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Executive’s separation from service (unless any such payment(s) shall satisfy the short-term deferral rule, as defined in Treasury Regulation §1.409A-1(b)(4), or shall be treated as separation pay under Treasury Regulation §1.409A-1(b)(9)(iii) or §1.409A-1(b)(9)(v)).  If paid in installments, the first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period.  In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the separation from service occurs) on such lump sum amount or installment payments, as applicable, not paid to the Executive prior to the first business day after the sixth month anniversary of his separation from service that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid at the same time at which the lump sum payment or the first installment payment, as applicable, is made after such six-month period.  Notwithstanding the foregoing, a payment delayed pursuant to the preceding three sentences shall commence earlier in the event of the Executive’s death prior to the end of the six-month period.  Upon the termination of employment with the Company for Good Reason by the Executive or upon the involuntary termination of employment with the Company of the Executive for any reason other than death, Disability or Cause, in either case within two years after the occurrence of a Change in Control, the Company (or the then former Company subsidiary employing the Executive), or the consolidated, surviving or transferee person in the event of a Change in Control pursuant to a consolidation, merger or sale of assets, shall also provide, for the period of two consecutive years commencing on the date of such termination of employment, medical, dental, life and disability insurance coverage for the Executive and the members of his family which is not less favorable to the Executive than the group medical, dental, life and disability insurance coverage carried by the Company for the Executive and the members of his family either immediately prior to such termination of employment or immediately prior to the occurrence of such Change in Control, whichever is greater; provided, however, that the obligations set forth in this sentence shall terminate to the extent the Executive obtains comparable medical, dental, life or disability insurance coverage from any other employer during such two-year period, but the Executive shall not have any obligation to seek or accept employment during such two-year period, whether or not any such employment would provide comparable medical, dental, life and disability insurance coverage.  For the avoidance of doubt, the amounts payable under clause (C) of this Section 3(f)(ii) as severance shall be in lieu of any amounts payable under the Company’s severance policy and the Executive hereby waives any and all rights thereunder.

3.

Amendment of Section 3(f)(iii).  In order to remove the payment by the Company of any Gross-Up Payment related to any Excise Tax imposed on any Payment, Section 3(f)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(i)

Excise Taxes.  Notwithstanding anything in the foregoing to the contrary, if Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax.  If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 3(f)(iii), then no such reduction shall be made.  The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the order that it determines will produce the required reduction in total Parachute Payments with the least reduction in the after-tax economic value to the Executive of such payments.  If the after-tax economic value of any payments are equivalent, such payments shall be reduced in the inverse order of when the payments would have been made to the Executive until the reduction specified herein is achieved.  The determination of the Independent Tax Counsel under this Section 3(f)(iii) shall be final and binding on all parties hereto.  For purposes of this Section 3(f)(iii), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to the Executive (the Executive’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.  Notwithstanding anything herein to the contrary, this Section 3(f)(iii) shall be interpreted (and, if determined by the Company to be necessary, reformed) to the extent necessary to fully comply with Section 409A of the Code; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code.

4.

Continued Effectiveness of the Employment Agreement.  The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

5.

Miscellaneous.

(a)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)

This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

PHILLIPS-VAN HEUSEN CORPORATION

By /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Senior Vice President

/s/ Michael Shaffer Michael Shaffer